Exhibit 99.1

[VITA FOOD PRODUCTS, INC. LOGO]

AT THE COMPANY

Clifford Bolen
CEO, President
(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 3, 2006

Vita Announces New CFO

Chicago, IL, October 3, 2006 —Vita Food Products, Inc. (AMEX: VSF) announced that the Company has hired William J. Kenealy as its Chief Financial Officer.  Mr. Kenealy brings 20 years experience as a senior finance executive in all aspects of corporate and operations finance, business development and application of information technology.  He served most recently as a consultant to various companies.  Prior to that, he was employed by Nonni’s Food Company, a leading manufacturer and marketer of premium baked goods.  Mr. Kenealy has served within manufacturing environments for multi-national and multi-site companies under public, private equity and family ownership, and has overseas experience.  Mr. Kenealy received his MBA in International Management from Thunderbird — The Garvin School of International Management in Arizona, and is a Certified Public Accountant.

 “Vita is very pleased to have retained Mr. Kenealy,” said Cliff Bolen, the Company’s President and Chief Executive Officer.  “We feel that he is highly qualified and has had the experience we need that will make him an effective member of our management team.”

The Company’s Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  The Company markets and sells these items under the Vita®, Elf® and Grand Isle® brands.  More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, meat enhancements and salsas.  The Company markets and sells these items under the Virginia Brand®, Oak Hill Farms®, Scorned Woman®, Jim Beam® and Budweiser® brands.

For more information visit www.vitafoodproducts.com

The common stock of Vita Food Products, Inc. is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s future growth, profitability, introduction of new products, and competitive position.  Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.